Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 4, 2019
Relating to Preliminary Prospectus Supplement dated September 4, 2019
Registration Statement No. 333-215936-01
HIGHWOODS REALTY LIMITED PARTNERSHIP
$400,000,000
3.050% Notes due 2030
Final Term Sheet
Dated: September 4, 2019

Issuer:	Highwoods Realty Limited Partnership
Security:	3.050% Notes due 2030
Format:	SEC Registered
Expected Ratings (Moody's/S&P)*:	Baa2 / BBB
Principal Amount:	$400,000,000
Maturity Date:	February 15, 2030
Trade Date:	September 4, 2019
Settlement Date (T+7):	September 13, 2019
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2020
Benchmark Treasury:	1.625% due August 15, 2029
Benchmark Treasury Price / Yield:	101-18+ / 1.454%
Spread to Benchmark Treasury:	T + 162.5 bps
Yield to Maturity:	3.079%
Coupon:	3.050%
Public Offering Price:	99.745% of the principal amount, plus accrued interest, if any, from the Settlement Date
Optional Redemption Provisions:
Make-whole Call:	Make-whole call at any time prior to November 17, 2029 (the date that is 90 days prior to the maturity date, the “Par Call Date”), at the applicable Treasury Constant Maturity plus 25 bps
Par Call:
On or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of the notes to be redeemed to, but excluding, the redemption date

CUSIP / ISIN:	431282 AS1 / US431282AS12
Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. Jefferies LLC U.S. Bancorp Investments, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC Capital One Securities, Inc. Regions Securities LLC
Co-Managers:	Fifth Third Securities, Inc. FTN Financial Securities Corp J.P. Morgan Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the issuer.
Terms used herein but not defined shall have the respective meanings as set forth in the issuer’s preliminary prospectus supplement dated September 4, 2019.
Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.
The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, toll-free: 1-800-645-3751, email: wfscustomerservice@wellsfargo.com; BofA Securities, Inc. NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com, toll-free: 1-800-294-1322; Jefferies LLC at 520 Madison Avenue, New York, NY 10022, Attention: Debt Capital Markets, toll-free: 1-877-877-0696, email: DCMProspectuses@jefferies.com; or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.
We expect that delivery of the notes will be made to investors on or about September 13, 2019, which will be the seventh business day following the date of this term sheet (such settlement being referred to as “T+7”). Because trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on any date prior to the second business day before delivery will be required, by virtue of the fact that notes initially will settle T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery should consult their advisors.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.